Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Second Quarter 2013

Second Quarter 2013 Highlights

Second quarter revenue totaled $28.2 million, a 19% increase over the same period in 2012

Ten RIO® systems sold in the second quarter, of which eight were sold to domestic customers

A total of fifteen RIO systems sold worldwide in the first six months of 2013, increasing worldwide commercial installed base to 171 RIO systems and domestic commercial installed base to 164 RIO systems

3,274 MAKOplasty® procedures performed in the second quarter, a 26% increase over the same period in 2012

6,262 MAKOplasty procedures performed in the first six months of 2013, a 28% increase over the same period in 2012

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — July 30, 2013 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets its RIO® Robotic Arm Interactive Orthopedic surgical platform, MAKOplasty® joint specific applications and proprietary RESTORIS® implants that together enable orthopedic surgeons to consistently, reproducibly and precisely treat patient specific osteoarthritic disease, today announced its operating results for the quarter ended June 30, 2013.

Recent Business Developments

RIO Systems – Ten RIO systems were sold during the second quarter, of which eight were sold to domestic customers and two were sold through international distributors in Italy and Turkey. The revenue associated with one RIO system sold to and customer accepted by our Italian distributor will be deferred until all revenue recognition criteria are satisfied. These ten RIO systems bring MAKO’s worldwide commercial installed base of RIO systems to 171 systems and domestic commercial installed base to 164 systems as of June 30, 2013. At the end of the quarter, MAKO had 164 MAKOplasty sites worldwide. Nine MAKOplasty total hip arthroplasty, or THA, applications were sold during the quarter, six of which were sold with new RIO systems sales and three of which were sold as upgrades to existing customers with knee-only commercial systems. As of June 30, 2013, 111 RIO systems, or 65% of the worldwide commercial installed base, have the MAKOplasty THA application.

MAKOplasty Procedure Volume – During the second quarter, 3,274 MAKOplasty procedures were performed, of which 3,125 were performed at domestic sites and 577 were THA procedures. The 3,274 MAKOplasty procedures performed represent a 10% increase over the procedures performed in the first quarter of 2013 and a 26% increase over the procedures performed in the second quarter of 2012. The 577 THA procedures performed represent a 24% increase over the THA procedures performed in the first quarter of 2013 and a 106% increase over the THA procedures performed in the second quarter of 2012. The average monthly utilization per site for all MAKOplasty procedures was 7.0 procedures during the second quarter of 2013, an increase from 6.6 procedures during the first quarter of 2013. Through June 30, 2013, approximately 29,000 procedures had been performed since the first procedure in June 2006.

Clinical Research and Marketing – At the 2013 Computer Assisted Orthopedic Surgery meeting in June, three key presentations were made on MAKOplasty. First, Dr. Bryn Jones presented additional early data from the randomized controlled trial (RCT) performed at the Glasgow Royal Infirmary with the University of Strathclyde. Dr. Jones presented three-month data for the entire cohort of 139 patients highlighting accuracy, pain level, American Knee Society scores and hospital cost savings. MAKOplasty unicompartmental knee procedures results were favorable to the manually placed Biomet Oxford® implants in nearly all measured categories. Second, Dr. Riyaz Jinnah’s group presented data on a retrospective registry review of 125 lateral uni-compartmental knee arthroplasty, or UKA, patients, 88 of which were MAKOplasty patients. At the patients’ 24 month follow up appointment, the MAKOplasty lateral UKA group had a statistically significant lower revision rate, shorter average hospital stay and better alignment than the manual lateral UKA group. Lastly, Dr. Benjamin Domb’s group presented data comparing acetabular cup position for a matched pair series of 50 MAKOplasty total hip procedures versus 50 manual total hip procedures. The data showed that 92% of the MAKOplasty cups were within the stricter Callanan, or Massachusetts General Hospital, safe zone, compared to 62% of the conventional cups. All results are statistically significant, and provide additional evidence of the clinical and economic benefits of MAKOplasty over manual procedures.

“We are pleased that our programs implemented in the first quarter to drive utilization and system sales are beginning to show positive business results,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO. “Additionally, the recently released favorable data on both knee and hip MAKOplasty provides continuing support for the clinical value proposition of our procedures.”

2013 Second Quarter Financial Review

Revenue was $28.2 million in the second quarter of 2013 compared to $23.7 million in the second quarter of 2012, representing a 19% increase. The increase in revenue was primarily attributable to the recognition of revenue of 3,274 MAKOplasty procedures performed, which represents a 26% increase over the procedures performed in the second quarter of 2012, and an increase in service revenue.

Gross profit for the second quarter of 2013 was $16.8 million compared to a gross profit of $17.3 million in the same period in 2012. Gross margin for the second quarter of 2013 was 59%, consisting of a 51% margin on procedure revenue, a 62% margin on RIO system revenue and a 91% margin on service revenue. Procedure gross margin for the second quarter of 2013 was negatively impacted by an inventory valuation adjustment of $4.1 million for excess hip implant inventory related to the RESTORIS Trinity Cup and RESTORIS Metafix Femoral Stem implant system and the RESTORIS Z implant system. The valuation adjustment was primarily due to the greater than anticipated adoption of our RESTORIS PST Cup and Tapered Femoral Stem hip implant system, or RESTORIS PST implant system, which MAKO commercially launched in October 2012, as a percent of total THA procedures. In the second quarter of 2013, over 75% of the THA procedure volume was performed with the RESTORIS PST implant system.

Operating expenses were $29.6 million in the second quarter of 2013 compared to $25.8 million in the second quarter of 2012. The increase in operating expenses was primarily due to the new medical device tax, which became effective January 1, 2013, and a $2.0 million asset impairment charge for excess hip implant instrumentation associated with the RESTORIS Trinity Cup and RESTORIS Metafix Femoral Stem implant system and the RESTORIS Z implant system.

Net loss for the three months ended June 30, 2013 was $19.7 million, or $(0.42) per basic and diluted share, based on average basic and diluted shares outstanding of 46.9 million. Included in net loss for the second quarter of 2013 was a non-cash and non-operating expense of $6.9 million associated with the change in fair value of a derivative asset related to a credit facility agreement. Upon expiration of the credit facility’s draw period on May 15, 2013, the derivative asset had no value resulting in a $6.9 million charge to non-operating expense in the second quarter of 2013. This compares to a net loss for the same period in 2012 of $8.5 million, or $(0.20) per basic and diluted share, based on average basic and diluted shares outstanding of 42.2 million.

Cash, cash equivalents and available-for-sale investments were $62.9 million as of June 30, 2013 compared to $73.3 million as of December 31, 2012.

2013 Six-Month Financial Review

Revenue was $53.0 million for the six months ended June 30, 2013 compared to $43.3 million for the six months ended June 30, 2012, representing a 22% increase. Revenue for the six months ended June 30, 2013 primarily consisted of $31.2 million in revenue from the sale of implants and disposables used in the 6,262 MAKOplasty procedures performed in the six months ended June 30, 2012, $14.7 million in revenue from the sale of fourteen RIO systems, ten of which included MAKOplasty THA applications, four MAKOplasty THA applications sold to existing customers, recognition of two previously deferred international commercial RIO system sales, and $7.1 million in revenue from service. In addition to the fourteen recognized RIO system sales, the revenue associated with the sale of one international commercial system including a MAKOplasty THA application was deferred until all revenue recognition criteria are satisfied.

The net loss for the six months ended June 30, 2013 was $29.3 million, or $(0.63) per basic and diluted share, based on average basic and diluted shares outstanding of 46.9 million. Included in net loss for the six months ended June 30, 2013 was non-cash and non-operating expense of $7.6 million associated with the change in fair value of a derivative asset related to a credit facility agreement, a $4.4 million non-cash inventory valuation adjustment for excess hip implant inventory and a $2.3 million non-cash asset impairment charge associated with hip implant instrumentation. This compares to a net loss for the same period in 2012 of $20.3 million, or $(0.48) per basic and diluted share, based on average basic and diluted shares outstanding of 41.9 million.

Outlook

MAKO’s 2013 annual guidance of 45 to 48 RIO systems sold and 13,500 to 14,500 MAKOplasty procedures performed remains unchanged.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its second quarter 2013 results. To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 17131905. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO’s RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in general economic conditions and credit conditions, changes in the availability of capital and financing sources for our company and our customers, unanticipated changes in the timing and duration of the sales cycle for MAKO’s products or the vetting process undertaken by prospective customers, changes in competitive conditions and prices in MAKO’s markets, changes in the relationship between supply of and demand for our products, fluctuations in costs and availability of raw materials, finished goods (including from sole-source suppliers), and labor, changes in other significant operating expenses, slowdowns, delays, or inefficiencies in MAKO’s product research and development cycles, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, decreases in utilization of MAKO’s principal product lines or in procedure volume or system utilizations, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, both nationally and internationally, unanticipated issues in complying with domestic or foreign regulatory requirements related to MAKO’s current or future products, including initiating and communicating product actions or product recalls and meeting Medical Device Reporting requirements and other requirements of the United States Food and Drug Administration, or securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, developments adversely affecting our actual and potential sales activities outside the United States, increases in cost containment efforts by group purchasing organizations, the impact of the United States healthcare reform legislation enacted in March 2010 on hospital spending, reimbursement, and the taxing of medical device companies, unanticipated changes in reimbursement to our customers for our products, any unanticipated impact arising out of the securities class action or any other litigation, inquiry, or investigation brought against MAKO, any negative impact from the generation or interpretation of clinical study results related to MAKOplasty, loss of key management and other personnel or inability to attract such management and other personnel, increases in costs of retaining a direct sales force and building a distributor network, unanticipated issues related to, or unanticipated changes in or difficulties associated with, the recruitment of agents and distributors of our products, and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products or market position. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2012 filed on February 28, 2013. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Oxford® is a registered trademark of Biomet Orthopedics.

Condensed Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Procedures	$16,378	$13,018	$31,214	$24,580
Systems	8,231	8,183	14,730	14,054
Service	3,616	2,474	7,090	4,680
Total revenue	28,225	23,675	53,034	43,314
Cost of revenue:
Procedures	7,949	3,118	11,616	5,775
Systems	3,149	2,796	5,580	5,244
Service	342	451	784	832
Total cost of revenue	11,440	6,365	17,980	11,851
Gross profit	16,785	17,310	35,054	31,463
Operating costs and expenses:
Selling, general and administrative (exclusive
of depreciation and amortization)	21,841	18,783	41,979	38,159
Research and development (exclusive of
depreciation and amortization)	5,633	5,244	10,646	10,098
Depreciation and amortization	2,103	1,771	4,149	3,457
Total operating costs and expenses	29,577	25,798	56,774	51,714
Loss from operations	(12,792)	(8,488)	(21,720)	(20,251)
Other income (expense), net	(6,936)	(33)	(7,613)	25
Loss before income taxes	(19,728)	(8,521)	(29,333)	(20,226)
Income tax expense	—	14	15	39
Net loss	$(19,728)	$(8,535)	$(29,348)	$(20,265)
Net loss per share - Basic and diluted	$(0.42)	$(0.20)	$(0.63)	$(0.48)
Weighted average common shares outstanding -
Basic and diluted	46,935	42,161	46,870	41,927

Depreciation expense for certain property and equipment was reclassified from selling, general and administrative expense to depreciation and amortization expense in the prior period’s condensed statement of operations to conform to the current period’s presentation. This change in presentation only affects the components of operating costs and expenses and does not affect total operating costs and expenses, revenue, cost of revenue, net loss or cash flows.

Condensed Balance Sheets (unaudited)

(in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$19,579	$61,367
Short-term investments	40,054	11,899
Accounts receivable	21,131	22,389
Inventory	21,580	25,080
Deferred cost of revenue	1,021	967
Financing commitment asset	—	7,608
Prepaid and other current assets	2,678	1,972
Total current assets	106,043	131,282
Long-term investments	3,295	—
Cost method investment	4,181	4,181
Property and equipment, net	22,441	22,996
Intangible assets, net	5,771	5,657
Other assets	2,788	2,786
Total assets	$144,519	$166,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,742	$2,267
Accrued compensation and employee benefits	4,861	4,298
Other accrued liabilities	7,088	8,727
Deferred revenue	9,953	9,973
Total current liabilities	23,644	25,265
Deferred revenue, non-current	769	800
Total liabilities	24,413	26,065
Stockholders’ Equity:
Common stock	47	47
Additional paid-in capital	371,033	362,364
Accumulated deficit	(250,924)	(221,576)
Accumulated other comprehensive income (loss)	(50)	2
Total stockholders’ equity	120,106	140,837
Total liabilities and stockholders’ equity	$144,519	$166,902

Condensed Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net loss	$(29,348)	$(20,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,552	2,832
Amortization of intangible assets	884	839
Stock-based compensation	5,879	6,122
Provision for inventory reserve	4,443	95
Amortization of premium on investment securities	112	221
Loss on asset impairment	2,290	511
Provision for doubtful accounts	398	77
Issuance of stock under development agreement	389	454
Non-cash changes under credit facility	7,608	(62)
Changes in operating assets and liabilities:
Accounts receivable	860	1,692
Inventory	(2,877)	(11,432)
Deferred cost of revenue	(54)	(458)
Prepaid and other current assets	(706)	(2,714)
Other assets	(2)	(37)
Accounts payable	(525)	3,776
Accrued compensation and employee benefits	563	(4,747)
Other accrued liabilities	(639)	(1,365)
Deferred revenue	(51)	2,378
Net cash used in operating activities	(7,224)	(22,083)
Investing activities:
Purchase of investments	(42,868)	(3,160)
Proceeds from sales and maturities of investments	11,254	22,298
Acquisition of property and equipment	(3,353)	(3,839)
Acquisition of intangible assets	(998)	(65)
Net cash provided by (used in) investing activities	(35,965)	15,234
Financing activities:
Payment under credit facility	(1,000)	—
Proceeds from employee stock purchase plan	874	844
Exercise of common stock options and warrants for cash	1,642	2,176
Payment of payroll taxes relating to vesting of restricted stock	(115)	(172)
Net cash provided by financing activities	1,401	2,848
Net decrease in cash and cash equivalents	(41,788)	(4,001)
Cash and cash equivalents at beginning of period	61,367	13,438
Cash and cash equivalents at end of period	$19,579	$9,437

CONTACT:

Investors:

MAKO Surgical Corp.
954-628-1706
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.